                                                                      Exhibit 23







                                   Independent Auditors' Consent



The Board of Directors
ESCO Electronics Corporation:

We consent to incorporation by reference in the registration statements (Nos. 33-39737, 33-47916, and 33-98112) on Form S-8 of ESCO Electronics Corporation of our report dated November 11, 1998, relating to the consolidated balance sheets of ESCO Electronics Corporation and subsidiaries as of September 30, 1998 and 1997, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1998, which report appears in the September 30, 1998 Annual Report on Form 10-K of ESCO Electronics Corporation.




                                   KPMG Peat Marwick LLP



St. Louis, Missouri
December 21, 1998